Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Shannon Thuren	904-357-9181

For release at 8:00 a.m. ET

October 22, 2008

Rayonier Reports Third Quarter 2008 Results

JACKSONVILLE, Fla., October 22, 2008 – Rayonier (NYSE:RYN) today reported third quarter income from continuing operations of $40 million, or 50 cents per share, compared to $70 million, or 89 cents per share, in third quarter 2007. Year-to-date income from continuing operations was $118 million, or $1.48 per share, compared to $138 million, or $1.75 per share, in the first nine months of 2007. Year-to-date 2007 included a special item charge of $10 million, or 13 cents per share, for timber damaged by forest fires.

Third quarter net income was $30 million, or 37 cents per share compared to $71 million, or 90 cents per share, in 2007. Year-to-date net income was $108 million, or $1.36 per share compared to $140 million, or $1.77 per share, in 2007. For the three and nine months ended September 30, 2008, net income included a discontinued operations loss of $10 million, or 13 cents per share, primarily due to one-time tax charges related to the planned sale of our New Zealand holdings. For the comparable 2007 periods, income from discontinued operations was $1 million and $2 million, respectively.

Lee M. Thomas, Chairman, President and CEO said, “Given the challenging economic conditions, we continued to perform well and generated strong cash flows. We are still experiencing high demand for our Performance Fibers products and non-strategic timberlands which has partially mitigated the softness in our timber business resulting from the weak housing market.”

Cash provided by operating activities was $248 million for the nine months ended September 30, 2008 compared to $264 million in 2007. Year-to-date cash available for distribution1 was $159 million compared to $210 million in 2007. (See Schedule H for more details.)

Timber

Sales of $41 million declined $7 million from third quarter 2007, while operating income decreased $13 million to a $0.6 million operating loss. Year-to-date 2008 sales of $138 million were $25 million below the comparable prior year period, while operating income of $20 million decreased $36 million, excluding a loss of $10.1 million, or 13 cents per share, for timber damaged by forest fires in 2007.

In the Western region, sawtimber prices declined due to the weak housing market and oversupply of salvaged timber from a December 2007 storm. Additionally, costs increased from the prior year period primarily due to $3 million of higher depletion expense this quarter resulting from last quarter’s timberland acquisition in the Northwest.

In the Eastern region, sales volumes shifted from sawtimber to pulpwood in response to the weak housing market and strong pulpwood demand. The shift in sales mix resulted in lower margins as pulpwood prices are below sawtimber prices but depletion cost per ton is comparable.

Despite lower operating earnings, the Timber segment generated $18 million and $79 million of EBITDA1 for the three and nine months ended September 30, 2008, respectively.

Based on current conditions, the Company expects to continue its planned reduction in sawtimber harvest for the balance of the year, thereby preserving higher-value timber until markets improve.

Real Estate

Sales of $26 million were $30 million below third quarter 2007, while operating income of $14 million declined $34 million. For the nine month period, sales and operating income were $79 million and $50 million, declining $27 million and $36 million from 2007, respectively.

The 2008 results reflect a mix shift within the segment. Third quarter 2008 included $17 million of non-strategic timberland sales while third quarter 2007 reflected a $47 million sale of 3,100 acres to an industrial buyer.

Performance Fibers

Sales of $210 million were $21 million above third quarter 2007, while operating income of $43 million was comparable. For the nine month period, sales of $572 million were $49 million above the prior year period, while operating income of $117 million was $16 million above 2007.

For the quarter, increased prices and improved cellulose specialty volumes offset lower absorbent material volumes and higher chemical, wood, energy and maintenance costs. The increased prices included a cost-related surcharge for cellulose specialty shipments effective September 1, 2008. Year-to-date, increased prices and lower depreciation expense more than offset cost increases.

Other Items

For the three and nine months ended September 30, 2008, corporate expenses were $7 million and $23 million, down $2 million and $4 million from the prior year periods, respectively, primarily due to lower incentive compensation expense.

Interest expense of $10 million was $4 million below third quarter 2007 while year-to-date interest expense of $33 million was $9 million below the prior year period. These declines reflect lower interest rates which more than offset higher average debt balances due to strategic timberland acquisitions. In addition, interest expense benefited from a favorable IRS settlement in third quarter 2008.

The effective tax rate from continuing operations before discrete items was 15.6 percent and 16.0 percent for the three and nine months ended September 30, 2008 compared to 10.1 percent and 14.4 percent for the prior year periods. The increased rates were due to proportionately higher earnings from the Company’s taxable REIT subsidiary.

Including discrete items, third quarter income tax was a benefit of $1 million, reflecting a $4 million favorable IRS settlement and other positive discrete adjustments. (See Schedule J for further details.)

Outlook

“Our strong balance sheet and diverse mix of businesses enable us to continue generating strong cash flow during these uncertain economic times,” said Thomas. “With low debt levels and no near-term maturities, we have significant operating flexibility. Additionally, our Performance Fibers business has long-term contracts extending into 2011 covering nearly all of our high-value cellulose specialties production.”

“Given the continued weak outlook for sawtimber, we expect full year 2008 earnings to be below the prior year period. In Performance Fibers, results are expected to improve with strong demand for our cellulose specialty products more than offsetting escalating raw material, energy and transportation costs,” said Thomas. “In Real Estate, we anticipate continued interest for our non-strategic timberlands. Overall, cash available for distribution in 2008 is anticipated to be well above dividend requirements.”

Further Information

A conference call will be held on Wednesday, October 22, 2008 at 11:00 a.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the “listen only” conference call by dialing (888) 215-6825. Supplemental materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) and EBITDA are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current financial crisis, which is impacting many areas of our economy, including the availability and cost of credit, pricing of raw materials and energy and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

FINANCIAL HIGHLIGHTS

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Profitability
Sales	$308.1	$295.0	$324.1	$878.2	$890.0
Operating income	$49.0	$53.7	$91.7	$162.3	$201.6
Pro forma operating income (a)	$49.0	$53.7	$91.7	$162.3	$211.7
Income from continuing operations	$39.7	$38.2	$70.3	$117.5	$138.2
(Loss) / income from discontinued operations	$(9.9)	$(0.8)	$1.2	$(9.8)	$1.6
Net income	$29.8	$37.4	$71.5	$107.7	$139.8
Income per diluted common share
Continuing operations	$0.50	$0.48	$0.89	$1.48	$1.75
Pro forma income from continuing operations (a)	$0.50	$0.48	$0.89	$1.48	$1.88
Net income	$0.37	$0.47	$0.90	$1.36	$1.77
Pro forma operating income as a percent of sales (a)	15.9%	18.2%	28.3%	18.5%	23.8%
Average diluted shares (millions)	79.6	79.4	79.1	79.4	78.8

	Nine Months Ended September 30,
	2008	2007
Capital Resources and Liquidity
Cash provided by operating activities	$248.2	$263.7
Cash used for investing activities	$(308.2)	$(83.5)
Cash used for financing activities	$(65.3)	$(128.9)
Adjusted EBITDA (b) (d)	$282.9	$334.2
Cash Available for Distribution (CAD) (c) (d)	$159.4	$210.2

	09/30/08	12/31/07
Debt	$794.3	$749.8
Debt / capital	44.2%	43.3%
Cash	$55.0	$181.1

(a), (b), (c) and (d), see Schedule B.

- A -

RAYONIER

FOOTNOTES FOR SCHEDULE A

SEPTEMBER 30, 2008 (unaudited)

(a)	Pro forma operating income and income from operations are non-GAAP measures. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of the operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, adjusted for the tax benefits associated with certain strategic acquisitions, the change in committed cash, less cash provided by discontinued operations and other items which include the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Sales	$308.1	$295.0	$324.1	$878.2	$890.0

Costs and expenses
Cost of sales (a)	243.6	227.4	217.3	673.3	646.1
Selling and general expenses	16.1	16.8	16.8	47.7	48.6
Other operating income, net	(0.6)	(2.9)	(1.7)	(5.1)	(6.3)

Operating income (a)	49.0	53.7	91.7	162.3	201.6
Interest expense	(10.5)	(11.7)	(15.0)	(33.4)	(42.2)
Interest and other income, net	0.3	0.6	1.3	2.2	3.2

Income before taxes	38.8	42.6	78.0	131.1	162.6
Income tax expense	0.9	(4.4)	(7.7)	(13.6)	(24.4)

Income from continuing operations	39.7	38.2	70.3	117.5	138.2
(Loss) / income from discontinued operations, net	(9.9)	(0.8)	1.2	(9.8)	1.6

Net income	$29.8	$37.4	$71.5	$107.7	$139.8

Income per Common Share:
Basic
Continuing operations	$0.51	$0.49	$0.90	$1.50	$1.78

Net income	$0.38	$0.48	$0.92	$1.37	$1.80

Diluted
Continuing operations	$0.50	$0.48	$0.89	$1.48	$1.75

Net income	$0.37	$0.47	$0.90	$1.36	$1.77

Pro forma income from continuing operations (b)	$0.50	$0.48	$0.89	$1.48	$1.88

Weighted average Common Shares used for determining
Basic EPS	78,580,895	78,377,396	77,760,290	78,404,815	77,454,510

Diluted EPS	79,571,363	79,397,487	79,059,474	79,389,285	78,794,204

(a)	Cost of sales and operating income for the nine months ended September 30, 2007 include a $10.1 million charge, for timber destroyed by forest fires. Cost of sales and operating income for the nine months ended September 30, 2007, excluding the fire losses were $636.0 million and $211.7 million, respectively.

(b)	Non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

- C -

RAYONIER

BUSINESS SEGMENT SALES, OPERATING INCOME (LOSS), AND ADJUSTED EBITDA

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Sales
Timber	$40.5	$52.8	$47.4	$137.9	$163.1
Real Estate	26.0	23.4	56.0	78.8	106.1
Performance Fibers
Cellulose specialties	156.8	147.0	137.6	436.5	396.1
Absorbent materials	53.3	40.1	51.2	135.6	126.9

Total Performance Fibers	210.1	187.1	188.8	572.1	523.0

Wood Products	24.1	24.5	24.3	67.5	67.8
Other Operations	7.4	7.2	7.6	21.9	30.0

Total sales	$308.1	$295.0	$324.1	$878.2	$890.0

Pro forma operating income/(loss) (a)
Timber	$(0.6)	$10.1	$11.9	$20.4	$56.7
Real Estate	14.0	14.6	47.7	50.4	86.8
Performance Fibers	43.0	36.7	43.1	116.8	101.2
Wood Products	0.3	(0.3)	(1.5)	(2.6)	(5.5)
Other Operations	(0.3)	0.5	(0.6)	(0.1)	(1.1)
Corporate and other	(7.4)	(7.9)	(8.9)	(22.6)	(26.4)

Pro forma operating income (a)	$49.0	$53.7	$91.7	$162.3	$211.7

Adjusted EBITDA by Segment (b)
Timber	$18.3	$30.9	$28.1	$79.4	$113.3
Real Estate	22.2	19.3	53.1	68.5	98.5
Performance Fibers	57.1	49.6	59.7	154.9	150.9
Wood Products	1.5	1.0	—	1.4	(0.8)
Other Operations	0.4	1.1	0.3	1.0	(1.4)
Corporate and other	(7.3)	(7.9)	(8.9)	(22.3)	(26.3)

Total	$92.2	$94.0	$132.3	$282.9	$334.2

(a)	Timber segment pro forma operating income excludes the $10.1 million fire loss for the nine months ended September 30, 2007. Pro forma operating income is a non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
Assets
Current assets	$361.5	$396.2
Timber and timberlands, net of depletion and amortization	1,273.3	1,117.2
Property, plant and equipment	1,379.9	1,340.2
Less - accumulated depreciation	(1,027.6)	(994.4)

	352.3	345.8

Investment in New Zealand JV	—	62.8
Other assets	153.9	157.0

	$2,141.0	$2,079.0

Liabilities and Shareholders’ Equity
Current liabilities	$218.8	$218.4
Long-term debt	770.3	694.3
Non-current liabilities for dispositions and discontinued operations	96.6	103.6
Other non-current liabilities	53.4	81.6
Shareholders’ equity	1,001.9	981.1

	$2,141.0	$2,079.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30, 2008	September 30, 2007
Cash provided by operating activities:
Net Income	$107.7	$139.8
Depreciation, depletion, amortization and non-cash basis of real estate sold	119.7	122.7
Non-cash charge for forest fire losses	—	9.6
Other non-cash items included in income	23.2	4.0
Changes in working capital and other assets and liabilities	(2.4)	(12.4)

	248.2	263.7

Cash used for investing activities:
Capital expenditures	(74.9)	(67.4)
Purchase of timberlands and wood chipping facilities	(229.5)	(12.4)
Decrease / (increase) in restricted cash	4.6	(0.4)
Other	(8.4)	(3.3)

	(308.2)	(83.5)

Cash used for financing activities:
Borrowings, net of repayments	44.4	(38.6)
Dividends paid	(117.6)	(111.6)
Issuance of common shares	8.2	15.0
Repurchase of common shares	(3.7)	—
Excess tax benefits from equity-based compensation	3.4	6.3

	(65.3)	(128.9)

Effect of exchange rate changes on cash	(0.8)	0.6

Cash and cash equivalents:
(Decrease) / increase in cash and cash equivalents	(126.1)	51.9
Balance, beginning of year	181.1	40.2

Balance, end of period	$55.0	$92.1

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars)

Debt Maturity Schedule at October 1, 2008 *

Instrument & Rates	Total	2009		2010	2011	2012	2013	2014	Thereafter
Installment Notes (8.39% - 8.64%)	$327.6	$122.0	**	$—	$93.1	$—	$—	$112.5	$—
Senior Exchangeable Notes (3.75%)	300.0	—		—	—	300.0	—	—	—
Revolving Credit Facility *** (L + 40)	100.0	—		—	100.0	—	—	—	—

Tax Exempt Debt
Nassau County ****	23.1	—		—	—	23.1	—	—	—
(3.75% & 6.20%)	5.3	0.6		0.7	0.7	0.7	0.8	0.9	0.9
Wayne County ****	15.0	—		—	—	—	—	—	15.0

(4.28%)	$771.0	$122.6		$0.7	$193.8	$323.8	$0.8	$113.4	$15.9

*	$23 million of debt was paid on October 1, 2008.
**	Due December 31, 2009.
***	$250 million total; $144 million available.
****	Rate set weekly (as of October 14, 2008).

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA AND OPERATING INFORMATION

SEPTEMBER 30, 2008 (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Timber
Sales
Western U.S.	$16.6	$24.1	$24.2	$61.3	$84.3
Eastern U.S.	23.9	28.7	23.2	76.6	78.8

Total	$40.5	$52.8	$47.4	$137.9	$163.1

Pro forma operating (loss) / income (a)
Western U.S. (b)	$(2.0)	$7.3	$10.3	$13.9	$44.0
Eastern U.S. (a)	1.5	3.0	2.3	7.1	13.9
Other Timber	(0.1)	(0.2)	(0.7)	(0.6)	(1.2)

Total	$(0.6)	$10.1	$11.9	$20.4	$56.7

(a)	Timber segment pro forma operating income excludes the $10.1 million fire loss for the nine months ended September 30, 2007. Pro forma operating income is a non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

(b)	The three and nine months ended September 30, 2008 include $3.2 million of additional timber depletion expense resulting from a second quarter 2008 timberland acquisition in the Northwest.

	Three Months Ended			Nine Months Ended
	September 30, 2008	June 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Timber
Sales Volume
Western U.S. in millions of board feet	48	77	56	184	207
Eastern U.S. in thousands of short green tons	1,508	1,864	1,555	4,684	4,552
Real Estate
Acres sold
HBU Development	294	—	—	341	4,005
HBU Rural	2,849	5,444	5,576	14,781	11,957
Non-Strategic Timberlands	10,917	6,227	—	21,217	—

Total	14,060	11,671	5,576	36,339	15,962
Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	124	118	119	349	344
Absorbent materials, in thousands of metric tons	67	51	72	174	183
Production as a percent of capacity	102.1%	100.0%	97.2%	99.0%	98.1%
Lumber
Sales volume, in millions of board feet	84	87	88	245	248

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Nine Months Ended
	September 30, 2008	September 30, 2007
Cash provided by operating activities	$248.2	$263.7
Capital expenditures (a)	(74.9)	(67.4)
Decrease in committed cash	3.5	26.3 (b)
Like-kind exchange tax benefits on real estate sales (c)	(9.0)	(3.6)
Cash from discontinued operations	(4.3)	(6.5)
Other	(4.1)	(2.3)

Cash Available for Distribution	$159.4	$210.2

(a)	Capital spending excludes strategic acquisitions.

(b)	Primarily 2006 interest paid in 2007 and previously reflected as a reduction in 2006 CAD.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME AND INCOME FROM CONTINUING OPERATIONS:

	Nine Months Ended
	September 30, 2008		September 30, 2007
	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$162.3		$201.6
Forest fire loss	—		10.1

Pro Forma Operating Income	$162.3		$211.7

Income from Continuing Operations	$117.5	$1.48	$138.2	$1.75
Forest fire loss	—	—	10.1	0.13

Pro Forma Income from Continuing Operations	$117.5	$1.48	$148.3	$1.88

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
September 30, 2008
Cash provided by operating activities	$25.2	$24.4	$47.3	$(0.3)	$8.4	$(11.6)	$93.4
Income tax expense	—	—	—	—	—	9.1	9.1
Interest, net	—	—	—	—	—	10.2	10.2
Working capital and other	(6.9)	(2.2)	9.8	1.8	(8.0)	(15.0)	(20.5)

Adjusted EBITDA	$18.3	$22.2	$57.1	$1.5	$0.4	$(7.3)	$92.2

June 30, 2008
Cash provided by operating activities	$39.9	$20.5	$21.6	$1.7	$(2.9)	$(26.1)	$54.7
Income tax expense	—	—	—	—	—	5.1	5.1
Interest, net	—	—	—	—	—	11.0	11.0
Working capital and other	(9.0)	(1.2)	28.0	(0.7)	4.0	2.1	23.2

Adjusted EBITDA	$30.9	$19.3	$49.6	$1.0	$1.1	$(7.9)	$94.0

September 30, 2007
Cash provided by operating activities	$30.2	$48.7	$57.5	$1.7	$3.7	$(9.6)	$132.2
Income tax expense	—	—	—	—	—	7.6	7.6
Interest, net	—	—	—	—	—	13.4	13.4
Working capital and other	(2.1)	4.4	2.2	(1.7)	(3.4)	(20.3)	(20.9)

Adjusted EBITDA	$28.1	$53.1	$59.7	$—	$0.3	$(8.9)	$132.3

Nine Months Ended
September 30, 2008
Cash provided by operating activities	$91.6	$71.1	$127.2	$(2.6)	$7.7	$(46.8)	$248.2
Income tax expense	—	—	—	—	—	24.4	24.4
Interest, net	—	—	—	—	—	31.1	31.1
Working capital and other	(12.2)	(2.6)	27.7	4.0	(6.7)	(31.0)	(20.8)

Adjusted EBITDA	$79.4	$68.5	$154.9	$1.4	$1.0	$(22.3)	$282.9

September 30, 2007
Cash provided by operating activities	$116.7	$94.7	$146.3	$(0.4)	$(4.8)	$(88.8)	$263.7
Income tax expense	—	—	—	—	—	25.1	25.1
Interest, net	—	—	—	—	—	38.4	38.4
Working capital and other	(3.4)	3.8	4.6	(0.4)	3.4	(1.0)	7.0

Adjusted EBITDA	$113.3	$98.5	$150.9	$(0.8)	$(1.4)	$(26.3)	$334.2

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

SEPTEMBER 30, 2008 (unaudited)

(millions of dollars, except percentages)

	Continuing Operations
	Three Months Ended						Nine Months Ended
	September 30, 2008		June 30, 2008		September 30, 2007		September 30, 2008		September 30, 2007
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(13.6)	(35.0)	$(14.9)	(35.0)	$(27.3)	(35.0)	$(45.9)	(35.0)	$(56.9)	(35.0)
REIT income not subject to federal tax	8.1	20.9	11.9	28.0	23.9	30.6	28.0	21.3	43.5	26.8
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(0.8)	(2.1)	(1.4)	(3.3)	(3.8)	(4.9)	(2.8)	(2.1)	(9.8)	(6.0)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	0.2	0.6	(0.1)	(0.2)	(0.7)	(0.8)	(0.2)	(0.2)	(0.1)	(0.2)

Income tax expense before discrete items	$(6.1)	(15.6)	$(4.5)	(10.5)	$(7.9)	(10.1)	$(20.9)	(16.0)	$(23.3)	(14.4)
Taxing authority settlements and FIN 48 adjustments	3.8	9.7	—	—	(5.5)	(7.1)	3.6	2.8	(5.8)	(3.5)
Return to accrual adjustment / other	3.2	8.2	0.1	0.2	5.7	7.3	3.6	2.8	4.7	2.9

Income tax benefit / (expense)	$0.9	2.3	$(4.4)	(10.3)	$(7.7)	(9.9)	$(13.7)	(10.4)	$(24.4)	(15.0)

	Discontinued Operations
	Three Months Ended September 30, 2008		Nine Months Ended September 30, 2008
	$	%	$	%
Income tax provision from discontinued operations at U.S. statutory rate	$(0.0)	(35.0)	$(0.4)	(35.0)
NOL valuation allowance (a)	(5.8)	n/m	(5.8)	n/m
Reversal of APB 23 election (a)	(4.4)	n/m	(4.4)	n/m
Other	0.2	n/m	(0.2)	n/m

Income tax provision from discontinued operations	$(10.0)	n/m	$(10.8)	n/m

(a)	The Company’s decision to offer its New Zealand operations for sale in the third quarter of 2008 resulted in (1) the establishment of a $5.8 million valuation allowance on a New Zealand net operating loss carryforward, and (2) the reversal of the Company’s Accounting Principles Board Opinion 23 election and recognition of a $4.4 million liability for U.S. taxes on unremitted earnings.

n/m = not meaningful

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